SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)*


                     CONVERSION SERVICES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    21254R109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 28, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           |_|  Rule 13d-1(b)

           |X|  Rule 13d-1(c)

           |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 5 Pages

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CUSIP NO. 21254R109                     13 G                   Page 2 of 5 Pages
---------------------------------                    ---------------------------


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       WHRT I CORP.
       See Item 2 for identification of General Partner
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                Tax ID Number:    94-3178229
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)  |_|       (b)  |X|
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
                California
--------------------------------------------------------------------------------
       NUMBER OF
        SHARES              5    SOLE VOTING POWER
     BENEFICIALLY                72,543,956
     OWNED BY EACH          ----------------------------------------------------
       REPORTING            6    SHARED VOTING POWER
        PERSON                   0
         WITH               ----------------------------------------------------
                            7    SOLE DISPOSITIVE POWER
                                 72,543,956
                            ----------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON                                         72,543,956
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                        |_|
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    9.5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
       CO
--------------------------------------------------------------------------------

---------------------------------                    ---------------------------
CUSIP NO. 21254R109                     13 G                   Page 3 of 5 Pages
---------------------------------                    ---------------------------


                        1.

                  (a) NAME OF ISSUER: Conversion Services International, Inc. (the "Company")

                  (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 100 Eagle Rock Avenue, East Hanover, NJ 07936

                        2.

                  Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"):
(a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

                  (a)   WHRT I Corp.
                  (b) c/o Tudor Ventures, 50 Rowes Wharf, 6th Floor, Boston, MA 02420
                  (c)   California
                  (d)   Common Stock
                  (e)   21254R109

                        3.

                  Not Applicable

                        4.

                  (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:


                                         Common Stock                                                  Dispositive
           Filing Person              Beneficially Owned        % of Class          Voting Power           Power
           -------------              ------------------        ----------          ------------       ------------
WHRT I Corp.                                72,543,956               9.5%               sole               sole

                        5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable.

                        6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not Applicable.

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CUSIP NO. 21254R109                     13 G                   Page 4 of 5 Pages
---------------------------------                    ---------------------------


                        7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.

                        8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.

                        9.   NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.

                        10.  CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 21254R109                     13 G                   Page 5 of 5 Pages
---------------------------------                    ---------------------------



                  SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






Dated:  July 8, 2004                 WHRT I CORP.
                                     a California corporation


                                     By:    /s/ LACY EDWARDS
                                            ------------------------------------
                                            Lacy Edwards
                                            Chairman and Chief Executive Officer